                                                   PROSPECTUS   NOVEMBER 3, 2000

   PRUDENTIAL
   MUNICIPAL SERIES FUND
   MASSACHUSETTS SERIES

     FUND TYPE Municipal bond

     OBJECTIVE Maximize current income that is exempt from Massachusetts state and federal income taxes consistent with the preservation of capital
BUILD ON THE ROCK

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Series' shares nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

                                                               [PRUDENTIAL LOGO]

TABLE OF CONTENTS
-------------------------------------

1       RISK/RETURN SUMMARY
1       Investment Objective and Principal Strategies
2       Principal Risks
3       Evaluating Performance
5       Fees and Expenses

7       HOW THE SERIES INVESTS
7       Investment Objective and Policies
9       Other Investments and Strategies
12      Investment Risks

17      HOW THE SERIES IS MANAGED
17      Board of Trustees
17      Manager
17      Investment Adviser
19      Distributor

20      SERIES DISTRIBUTIONS AND TAX ISSUES
20      Distributions
21      Tax Issues
22      If You Sell or Exchange Your Shares

24      HOW TO BUY, SELL AND EXCHANGE SHARES OF THE SERIES
24      How to Buy Shares
32      How to Sell Your Shares
35      How to Exchange Your Shares
36      Telephone Redemptions or Exchanges

38      FINANCIAL HIGHLIGHTS
39      Class A Shares
40      Class B Shares
41      Class C Shares
42      Class Z Shares

44      THE PRUDENTIAL MUTUAL FUND FAMILY

A-1     DESCRIPTION OF SECURITY RATINGS

        FOR MORE INFORMATION (Back Cover)

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MASSACHUSETTS SERIES                          [ICON] (800) 225-1852

RISK/RETURN SUMMARY
-------------------------------------

This section highlights key information about the MASSACHUSETTS SERIES (the Series) of the PRUDENTIAL MUNICIPAL SERIES FUND (the Fund). Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is to maximize CURRENT INCOME that is EXEMPT FROM MASSACHUSETTS STATE AND FEDERAL INCOME TAXES, consistent with the PRESERVATION
OF CAPITAL. This means we invest primarily in Massachusetts state and local municipal bonds, which are debt obligations or fixed income securities, including notes, commercial paper and other securities, as well as obligations of other issuers (such as issuers located in Puerto Rico, the Virgin Islands and
Guam) that pay interest income that is exempt from those taxes (collectively called "Massachusetts obligations"). In conjunction with our investment objective, we may invest in debt obligations with the potential for capital gain.
    In pursuing our objective, we normally invest so that at least 80% of the income from the Series' investments will be exempt from Massachusetts state and federal income taxes or the Series will invest at least 80% of its total assets in Massachusetts obligations. We normally invest at least 70% of the Series' total assets in "investment grade" debt obligations, which are debt obligations rated at least BBB by Standard & Poor's Ratings Group (S&P), Baa by Moody's Investors Service (Moody's), or comparably rated by another major rating service, and unrated debt obligations that we believe are comparable in quality. Debt obligations rated in the lowest of the "investment grade" quality grades (BBB/Baa) have certain speculative characteristics. We may invest up to 30% of the Series' assets in "non-investment grade" or HIGH-YIELD MUNICIPAL DEBT OBLIGATIONS, commonly known as JUNK BONDS. The Series may invest in
Massachusetts obligations the interest and/or principal payments on which are insured by the bond issuers or other parties. The Series may also invest in certain municipal bonds the interest on which is subject to the federal alternative minimum tax (AMT). The dollar-weighted average maturity of the
Series will normally be between 10 and 20 years.
    While we make every effort to achieve our objective, we can't guarantee success.
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                                                                               1

RISK/RETURN SUMMARY
------------------------------------------------

PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. The securities in which the Series invests are generally subject to the risk that the issuer may be unable to make principal and interest payments when they are due, as well as the risk that the securities may lose value because interest rates rise or because there is a lack of confidence in the issuer or in the bond's insurer. Bonds with longer maturity dates typically produce higher yields and are subject to greater price fluctuations as a result of changes in interest rates than bonds with shorter maturity dates. The Series invests in non-investment grade securities--also known as junk bonds--which have a higher risk of default of payment of principal and interest and tend to be less liquid than higher-rated securities. Therefore, an investment in the Series may not be appropriate for short-term investing.
    The Series may purchase insured municipal bonds to reduce credit risks. Although insurance coverage reduces credit risks by providing that the insurer will make timely payment of interest and/or principal, it does not provide protection against the market fluctuations of insured bonds or fluctuations in the price of the shares of the Series. An insured municipal bond fluctuates in value largely based on factors relating to the insurer's creditworthiness or ability to satisfy its obligations.
    Bond prices and the Series' net asset value generally move in opposite directions from interest rates--if interest rates go up, the prices of the bonds in the Series' portfolio may fall because the bonds the Series holds won't, as a rule, pay as well as the newer bonds issued. Bonds that are issued when interest rates are high generally increase in value when interest rates fall.
    Municipal bonds and, in particular, municipal leases may be subject to the risk that the state or municipality may not set aside funds in future budgets to make the bond or lease payments.
    Because the Series will concentrate its investments in Massachusetts obligations, the Series is more susceptible to economic, political and other developments that may adversely affect issuers of Massachusetts obligations than a municipal bond fund that is not as geographically concentrated. These developments may include state or local legislation or policy changes, voter-passed initiatives, erosion of the tax base or reduction in revenues of the State or one or more local governments, the effects of possible natural disasters, or other economic or credit problems affecting the State generally
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2  MASSACHUSETTS SERIES                                    [ICON] (800) 225-1852

RISK/RETURN SUMMARY
------------------------------------------------

or any individual locality (which may directly or indirectly affect the State as a whole). By way of illustration, although Massachusetts has a relatively diversified economy, Massachusetts' largest economic sector, the service sector, concentrates in the health care, information technology, knowledge creation and financial services industries. The Series, therefore, may be more susceptible to developments affecting those industries than a municipal bond fund that invests in obligations of several states. This example illustrates just one of the risks of investing in Massachusetts obligations. For more detailed information on the risks of investing in Massachusetts obligations, see "Description of the Fund, Its Investments and Risks" in the Statement of Additional Information.
    Like any mutual fund, an investment in the Series could lose value, and you could lose money. For more detailed information about the risks associated with the Series, see "How the Series Invests--Investment Risks."
    An investment in the Series is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE
A number of factors--including risk--can affect how the Series performs. The following bar chart shows the Series' performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Series by showing how returns can change from year to year and by showing how the Series' average annual total returns compare with those of a broad measure of market performance and a group of similar mutual funds. Past performance does not mean that the Series will achieve similar results in the future.
--------------------------------------------------------------------------------

RISK/RETURN SUMMARY
------------------------------------------------

ANNUAL RETURNS* (CLASS B SHARES)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

1990   4.81%
1991  12.27%
1992   8.84%
1993  11.12%
1994  -5.54%
1995  17.05%
1996   2.57%
1997   7.79%
1998   5.12%
1999  -4.58%

BEST QUARTER: 6.78% (1st quarter of 1995) WORST QUARTER: -5.30% (1st quarter of
1994)

* THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF THE SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN THOSE SHOWN. WITHOUT THE MANAGEMENT FEE WAIVER, THE ANNUAL RETURNS WOULD HAVE BEEN LOWER, TOO. THE RETURN OF THE CLASS B SHARES FROM 1-1-00 TO 9-30-00 WAS 5.75%.

AVERAGE ANNUAL RETURNS(1) (AS OF 12-31-99)

-------------------------------------------------------------------------------------
                                     1 YR       5 YRS   10 YRS     SINCE INCEPTION
-------------------------------------------------------------------------------------
  Class A shares                        -7.19%   5.10%     N/A   5.89% (since 1-22-90)
  Class B shares                        -9.58%   5.19%   5.73%   6.86% (since 9-25-84)
  Class C shares                        -6.77%   4.88%     N/A   3.93% (since  8-1-94)
  Class Z shares                        -4.10%     N/A     N/A   3.20% (since 12-6-96)
  Muni Bond Index(2)                    -2.06%   6.91%   6.89%       **(2)
  Lipper Average(3)                     -4.57%   5.72%   6.27%       **(3)

1 THE SERIES' RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES. WITHOUT THE MANAGEMENT FEE WAIVER FOR EACH CLASS AND THE DISTRIBUTION AND SERVICE (12b-1) FEE WAIVER FOR CLASS A AND CLASS C SHARES, THE RETURNS WOULD HAVE BEEN LOWER.
2 THE LEHMAN BROTHERS MUNICIPAL BOND INDEX (MUNI BOND INDEX)--AN UNMANAGED INDEX OF OVER 39,000 LONG-TERM INVESTMENT-GRADE MUNICIPAL BONDS--GIVES A BROAD LOOK AT HOW LONG-TERM INVESTMENT-GRADE MUNICIPAL BONDS HAVE PERFORMED. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES OR OPERATING EXPENSES OF A MUTUAL FUND. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES AND OPERATING EXPENSES. THE MUNI BOND INDEX RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 7.00% FOR CLASS A, 8.70% FOR CLASS B, 5.86% FOR CLASS C AND 4.16% FOR CLASS Z SHARES. SOURCE:
     LEHMAN BROTHERS.
3 THE LIPPER AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE LIPPER MASSACHUSETTS MUNICIPAL DEBT FUNDS CATEGORY. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. LIPPER RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 6.39% FOR CLASS A, 7.75% FOR CLASS B, 4.75% FOR CLASS C AND 2.74% FOR CLASS Z SHARES. SOURCE: LIPPER INC.

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4  MASSACHUSETTS SERIES                                    [ICON] (800) 225-1852

RISK/RETURN SUMMARY
------------------------------------------------

FEES AND EXPENSES
These tables show the sales charges, fees, and expenses that you may pay if you buy and hold shares of each class of the Series--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Series."

 SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)

------------------------------------------------------------------------------
                                 CLASS A     CLASS B     CLASS C     CLASS Z
------------------------------------------------------------------------------
  Maximum sales charge (load)
   imposed on purchases (as a
   percentage of offering              3%        None          1%        None
   price)
  Maximum deferred sales
   charge (load) (as a
   percentage of the lower of
   original purchase price or
   sale proceeds)                    None          5%(2)        1%(3)      None
  Maximum sales charge (load)
   imposed on reinvested
   dividends and other
   distributions                     None        None        None        None
  Redemption fees                    None        None        None        None
  Exchange fee                       None        None        None        None

 ANNUAL SERIES OPERATING EXPENSES (DEDUCTED FROM SERIES ASSETS)

------------------------------------------------------------------------------
                                 CLASS A     CLASS B     CLASS C     CLASS Z
------------------------------------------------------------------------------
  Management fees                    .50%        .50%        .50%        .50%
  + Distribution and service
   (12b-1) fees(4)                   .30%        .50%       1.00%        None
  + Other expenses                   .53%        .53%        .53%        .53%
  = Total annual Series
   operating expenses               1.33%       1.53%       2.03%       1.03%
  - Fee waiver or expense
   reimbursement(4)                  .05%        None        .25%        None
  = NET ANNUAL SERIES
   OPERATING EXPENSES(5)            1.28%       1.53%       1.78%       1.03%

1 YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.
2 THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE FIFTH AND SIXTH YEARS AND 0% IN THE SEVENTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY SEVEN YEARS AFTER PURCHASE.
3 THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.
4 FOR THE FISCAL YEAR ENDING AUGUST 31, 2001, THE DISTRIBUTOR OF THE SERIES HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A AND CLASS C SHARES TO .25 OF 1% AND .75 OF 1% OF THE AVERAGE DAILY NET ASSETS OF CLASS A AND CLASS C SHARES, RESPECTIVELY.
5 ON AUGUST 23, 2000, THE BOARD OF TRUSTEES APPROVED THE PROPOSAL TO MERGE MASSACHUSETTS SERIES. EFFECTIVE AUGUST 23, 2000, THE DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A, CLASS B AND CLASS C SHARES WERE LIMITED TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF CLASS A, CLASS B AND
     CLASS C SHARES RESPECTIVELY. AS A RESULT OF THIS LIMITATION, THE TOTAL NET OPERATING EXPENSES AT AUGUST 31, 2000, WERE 1.28%, 1.52% AND 1.76% FOR CLASS A, CLASS B AND CLASS C SHARES, RESPECTIVELY.

--------------------------------------------------------------------------------

RISK/RETURN SUMMARY
------------------------------------------------

EXAMPLE
This example will help you compare the fees and expenses of the Series' different share classes and compare the cost of investing in the Series with the cost of investing in other mutual funds.
    The example assumes that you invest $10,000 in the Series for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Series' operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A and Class C shares during the first year. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

--------------------------------------------------------------
                                 1 YR   3 YRS   5 YRS   10 YRS
--------------------------------------------------------------
  Class A shares                  $426    $704  $1,001  $1,847
  Class B shares                  $655    $783   $ 933  $1,743
  Class C shares                  $379    $706  $1,159  $2,414
  Class Z shares                  $105    $327   $ 568  $1,258

You would pay the following expenses on the same investment if you did not sell your shares:

--------------------------------------------------------------
                                 1 YR   3 YRS   5 YRS   10 YRS
--------------------------------------------------------------
  Class A shares                  $426    $704  $1,001  $1,847
  Class B shares                  $155    $483   $ 833  $1,743
  Class C shares                  $279    $706  $1,159  $2,414
  Class Z shares                  $105    $327   $ 568  $1,258

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6  MASSACHUSETTS SERIES                                    [ICON] (800) 225-1852

HOW THE SERIES INVESTS
-------------------------------------

INVESTMENT OBJECTIVE AND POLICIES
The Series' investment objective is to maximize CURRENT INCOME that is EXEMPT FROM MASSACHUSETTS STATE AND FEDERAL INCOME TAXES, consistent with the PRESERVATION OF CAPITAL. In conjunction with its investment objective, the Series may invest in debt obligations with the potential for capital gain. While we make every effort to achieve our objective, we can't guarantee success.
    In pursuing the Series' objective, we invest primarily in MASSACHUSETTS OBLIGATIONS, including Massachusetts state and local municipal bonds as well as obligations of other issuers (such as issuers located in Puerto Rico, the Virgin Islands and Guam) that pay interest income that is exempt from Massachusetts state and federal income taxes. We normally invest so that at least 80% of the income from the Series' investments will be exempt from those taxes or the Series will have at least 80% of its total assets invested in Massachusetts obligations. The Series, however, may hold certain private activity bonds, which are municipal bonds, the interest on which is subject to the federal alternative minimum tax (AMT). See "Series Distribution and Tax Issues--Distributions."
    Municipal bonds include GENERAL OBLIGATION BONDS and REVENUE BONDS. General obligation bonds are obligations supported by the credit of an issuer that has the power to tax and are payable from that issuer's general revenues and not from any specific source. Revenue bonds, on the other hand, are payable from revenues derived from a particular source or project.
    We normally invest at least 70% of the Series' total assets in "investment grade" debt obligations, which are obligations rated at least BBB by S&P, Baa by Moody's, or comparably rated by another major rating service, and unrated debt obligations that we believe are comparable in quality. Debt obligations rated in the lowest of the "investment grade" quality grades (BBB/Baa) have certain speculative characteristics. We may also invest in insured municipal bonds. Generally, the yields on insured bonds are lower than the yields on uninsured bonds of comparable quality.

-------------------------------------------------------------------
MUNICIPAL BONDS
States and municipalities issue bonds in order to borrow money to finance a project. You can think of bonds as loans that investors make to the state, local government or other issuer. The issuer gets the cash needed to complete the project and investors earn income on their investment.
-------------------------------------------------------------------
--------------------------------------------------------------------------------

HOW THE SERIES INVESTS
------------------------------------------------

Insurance reduces the insured bond's credit risk and may increase the bond's value. We may also invest up to 30% of the Series' assets in HIGH-YIELD MUNICIPAL DEBT OBLIGATIONS or JUNK BONDS. Lower-rated bonds tend to offer higher yields, but also offer greater risks, than higher-rated bonds. If the rating of a debt obligation is downgraded after the Series purchases it (or if the debt obligation is no longer rated), the Series will not have to sell the obligation, but we will take this into consideration in deciding whether the Series should continue to hold the obligation.
    A rating is an assessment of the likelihood of the timely payment of debt (with respect to a municipal bond) or claims (with respect to an insurer of a municipal bond), and can be useful when comparing different municipal bonds. These ratings are not a guarantee of quality. The opinions of the rating agencies do not reflect market risk and they may, at times, lag behind the current financial condition of an issuer or insurer. An investor can evaluate the expected likelihood of default by an issuer or an insurer by looking at its ratings as compared to another similar issuer or insurer. A description of bond ratings is contained in Appendix A.
    During the fiscal year ended August 31, 2000, the monthly dollar-weighted average ratings of the debt obligations held by the Series, expressed as a percentage of the Series' total investments, were as follows:

---------------------------------------------------------------------
                                                     PERCENTAGES OF
RATINGS                                             TOTAL INVESTMENTS
---------------------------------------------------------------------
  AAA/Aaa                                                      54.46%
  AA/Aa                                                        13.06%
  A/A                                                           3.67%
  BBB/Baa                                                      22.14%
  BB/Ba                                                         1.55%
  B/B                                                           2.31%
  Unrated
    AAA/Aaa                                                     1.96%
    Other                                                       0.85%

    In determining which securities to buy and sell, the investment adviser will consider, among other things, yield, maturity, issue, quality characteristics and expectations regarding economic and political developments, including movements in interest rates and demand for municipal bonds. The investment adviser will attempt to anticipate interest
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8  MASSACHUSETTS SERIES                                    [ICON] (800) 225-1852

HOW THE SERIES INVESTS
------------------------------------------------

rate movements and will purchase and sell municipal bonds accordingly. The investment adviser will also consider the claims-paying ability with respect to insurers of municipal bonds. The investment adviser will also seek to take advantage of differentials in yields with respect to securities with similar credit ratings and maturities, but which vary according to the purpose for which they were issued, as well as securities issued for similar purposes with similar maturities, but which vary according to ratings.
    The dollar-weighted average maturity of the obligations held by the Series generally ranges between 10 and 20 years.
    For more information, see "Investment Risks" below and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Series. To obtain a copy, see the back cover page of this prospectus.
    The Series' investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board of the Fund can change investment policies of the Series that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES
In addition to the principal strategies, we also may use the following investment strategies to increase the Series' returns or protect its assets if market conditions warrant.

MUNICIPAL LEASE OBLIGATIONS
The Series may invest in municipal lease obligations. MUNICIPAL LEASE OBLIGATIONS are obligations where the interest and principal are paid out of lease payments made by the party leasing the equipment or facilities that were acquired or built with the bonds. Typically, municipal lease obligations are issued by states or financing authorities to provide money for construction projects such as schools, offices or stadiums. The entity that leases the building or facility would be responsible for paying the interest and principal on the obligation.

MUNICIPAL ASSET-BACKED SECURITIES
The Series may invest in municipal asset-backed securities. A MUNICIPAL ASSET-BACKED SECURITY is a type of pass-through instrument that pays interest which is eligible for exclusion from federal and state income taxation based upon the income from an underlying municipal bond or pool of municipal bonds.
--------------------------------------------------------------------------------

HOW THE SERIES INVESTS
------------------------------------------------

FLOATING RATE BONDS, VARIABLE RATE BONDS, INVERSE FLOATERS,
SECONDARY INVERSE FLOATERS AND ZERO COUPON MUNICIPAL BONDS
The Series may invest in floating rate bonds, variable rate bonds, inverse floaters, secondary inverse floaters and zero coupon municipal bonds. FLOATING RATE BONDS are municipal bonds that have an interest rate that is set as a specific percentage of a designated rate, such as the rate on Treasury bonds or the prime rate at major commercial banks. The interest rate on floating rate bonds changes when there is a change in the designated rate. VARIABLE RATE BONDS are municipal bonds that have an interest rate that is adjusted periodically based on the market rate at a specified time. They generally allow the Series to demand full payment of the bond on short notice. At times the Series may receive an amount that may be more or less than the amount paid for the bond. INVERSE FLOATERS are municipal bonds with a floating or variable interest rate that moves in the opposite direction of the interest rate on another security or the value of an index. SECONDARY INVERSE FLOATERS are municipal asset-backed securities with a floating or variable interest rate that moves in the opposite direction of the interest rate on another security or the value of an index. ZERO COUPON MUNICIPAL BONDS do not pay interest during the life of the bond. An investor makes money by purchasing the bond at a price that is less than the money the investor will receive when the municipality repays the amount borrowed (face value).

WHEN-ISSUED AND DELAYED-DELIVERY SECURITIES
The Series may purchase municipal bonds on a WHEN-ISSUED or DELAYED-DELIVERY basis, without limit. When the Series makes this type of purchase, the price and interest rate are fixed at the time of purchase, but delivery and payment for the bonds take place at a later time. The Series does not earn interest income until the date the bonds are delivered.

DERIVATIVE STRATEGIES
We may use various DERIVATIVE STRATEGIES to try to improve the Series' returns. We may use hedging techniques to try to protect the Series' assets. We cannot guarantee that these strategies and techniques will work, that the instruments necessary to implement these strategies and techniques will be available, or that the Series will not lose money. Derivatives--such as futures contracts, options on futures and interest rate swaps--involve costs and can be volatile. With derivatives, the investment adviser tries to predict
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10  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW THE SERIES INVESTS
------------------------------------------------

if the underlying investment, whether a security, market index, interest rate, or some other investment, will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Series' overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or technique, or use any particular instrument. Any derivatives we may use may not match the Series' underlying holdings.

FUTURES CONTRACTS AND RELATED OPTIONS
The Series may purchase and sell futures contracts and related options on financial futures. A FUTURES CONTRACT is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. An OPTION is the right to buy or sell securities or, in the case of an option on a futures contract, the right to buy or sell a futures contract, in exchange for a premium.

INTEREST RATE SWAP TRANSACTIONS
The Series may enter into INTEREST RATE SWAP TRANSACTIONS. In a swap transaction, the Series and another party "trade" income streams. The swap is done to preserve a return or spread on a particular investment or portion of a portfolio or to protect against any increase in the price of securities the Series anticipates purchasing at a later date.

TEMPORARY DEFENSIVE INVESTMENTS
In response to adverse market, economic or political conditions, the Series may hold up to 100% of its assets in cash, cash equivalents or investment-grade bonds, including bonds that are not exempt from state, local and federal income taxation. Investing heavily in these securities limits our ability to achieve the Series' investment objective, but can help to preserve the Series' assets.

    For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks."

ADDITIONAL STRATEGIES
The Series also follows certain policies when it BORROWS MONEY (the Series can borrow up to 33 1/3% of the value of its total assets) and HOLDS ILLIQUID SECURITIES (the Series may hold up to 15% of its net assets in illiquid
--------------------------------------------------------------------------------

HOW THE SERIES INVESTS
------------------------------------------------

securities, including securities with legal or contractual restrictions on resale, those without a readily available market and repurchase agreements with maturities longer than seven days). The Series is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

INVESTMENT RISKS
As noted, all investments involve risk, and investing in the Series is no exception. Since the Series' holdings can vary significantly from broad market indexes, performance of the Series can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Series' principal investments and certain other non-principal investments the Series may make. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.
-------------------------------------------------------------------
12  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW THE SERIES INVESTS
------------------------------------------------

INVESTMENT TYPE

----------------------------------------------------------------------------------
% OF SERIES' TOTAL ASSETS              RISKS                 POTENTIAL REWARDS
----------------------------------------------------------------------------------
  MUNICIPAL BONDS             -- Concentration            -- Tax-exempt interest
                                   risk--the risk that        income, except with
  PROVIDE AT LEAST 80% OF         bonds may lose value        respect to certain
  SERIES' INCOME OR               because of                  bonds, such as
  COMPRISE AT LEAST 80% OF        political, economic         private activity
  ITS TOTAL ASSETS                or other events             bonds, which are
                                  affecting issuers of        subject to the
                                  Massachusetts               federal alternative
                                  obligations                 minimum tax (AMT)
                              -- Credit risk--the risk    -- If interest rates
                                  that the borrower            decline, long-term
                                  can't pay back the          yields should be
                                  money borrowed or           higher than money
                                  make interest               market yields
                                  payments (lower for     -- Bonds have generally
                                  insured and higher          outperformed money
                                  rated bonds). The           market instruments
                                  lower a bond's              over the long term
                                  quality, the higher     -- Most bonds rise in
                                  its potential                value when interest
                                  volatility                  rates fall
                              -- Market risk--the risk
                                  that bonds will lose
                                  value in the market,
                                  sometimes rapidly or
                                  unpredictably,
                                  because interest
                                  rates rise or there
                                  is a lack of
                                  confidence in the
                                  borrower or the
                                  bond's insurer
                              -- Illiquidity risk--the
                                   risk that bonds may
                                  be difficult to
                                  value precisely and
                                  sell at time or
                                  price desired, in
                                  which case valuation
                                  would depend more on
                                  investment adviser's
                                  judgment than is
                                  generally the case
                                  with other types of
                                  municipal bonds
                              -- Nonappropriation
                                   risk--the risk that
                                  the state or
                                  municipality may not
                                  include the bond
                                  obligations in
                                  future budgets
                              -- Tax risk--the risk
                                   that federal, state
                                  or local income tax
                                  rates may decrease,
                                  which could decrease
                                  demand for municipal
                                  bonds or that a
                                  change in law may
                                  limit or eliminate
                                  exemption of
                                  interest on
                                  municipal bonds from
                                  such taxes
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HOW THE SERIES INVESTS
------------------------------------------------

INVESTMENT TYPE (CONT'D)

----------------------------------------------------------------------------------
% OF SERIES' TOTAL ASSETS              RISKS                 POTENTIAL REWARDS
----------------------------------------------------------------------------------
  HIGH-YIELD MUNICIPAL        -- See market risk          -- May offer higher
  DEBT OBLIGATIONS                (particularly high),        interest income and
  (JUNK BONDS)                    credit risk                 higher potential
                                  (particularly high),        gains than
  UP TO 30%                       illiquidity risk            higher-grade
                                  (particularly high)         municipal bonds
                                  and tax risk            -- Most bonds rise in
                                                               value when interest
                                                              rates fall
----------------------------------------------------------------------------------
  MUNICIPAL LEASE             -- See concentration        -- Tax-exempt interest
  OBLIGATIONS                      risk, credit risk,         income, except with
                                  market risk,                respect to certain
  PERCENTAGE VARIES;              illiquidity risk,           bonds, such as
  USUALLY LESS THAN 25%           nonappropriation            private activity
                                  risk and tax risk           bonds, which are
                                                              subject to the AMT
                              -- Abatement risk--the      -- If interest rates
                                  risk that the entity         decline, long-term
                                  leasing the                 yields should be
                                  equipment or                higher than money
                                  facility will not be        market yields
                                  required to make
                                  lease payments
                                  because it does not
                                  have full use of the
                                  equipment or
                                  facility
----------------------------------------------------------------------------------
  MUNICIPAL ASSET-BACKED      -- Prepayment risk--the     -- Regular interest
  SECURITIES                      risk that the                income
                                  underlying bonds may    -- Pass-through
  PERCENTAGE VARIES;              be prepaid,                 instruments provide
  USUALLY LESS THAN 15%           partially or                greater
                                  completely,                 diversification than
                                  generally during            direct ownership of
                                  periods of falling          municipal bonds
                                  interest rates,         -- May offer higher
                                  which could                  yield due to their
                                  adversely affect            structure
                                  yield to maturity
                                  and could require
                                  the Series to
                                  reinvest in lower
                                  yielding bonds
                              -- Credit risk--the risk
                                  that the underlying
                                  municipal bonds will
                                  not be paid by
                                  issuers or by credit
                                  insurers or
                                  guarantors of such
                                  instruments. Some
                                  municipal
                                  asset-backed
                                  securities are
                                  unsecured or secured
                                  by lower-rated
                                  insurers or
                                  guarantors and thus
                                  may involve greater
                                  risk
                              -- See market risk and
                                   tax risk
----------------------------------------------------------------------------------

-------------------------------------------------------------------
14  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW THE SERIES INVESTS
------------------------------------------------

INVESTMENT TYPE (CONT'D)

----------------------------------------------------------------------------------
% OF SERIES' TOTAL ASSETS              RISKS                 POTENTIAL REWARDS
----------------------------------------------------------------------------------
  ZERO COUPON MUNICIPAL       -- See credit risk,         -- Tax-exempt interest
  BONDS                            market risk,               income, except with
                                  concentration risk          respect to certain
  PERCENTAGE VARIES;              and tax risk                bonds, such as
  USUALLY LESS THAN 40%       -- Typically subject to         private activity
                                  greater volatility          bonds, which are
                                  and less liquidity          subject to the AMT
                                  in adverse markets      -- Value rises faster
                                  than other municipal         when interest rates
                                  bonds                       fall
----------------------------------------------------------------------------------
  VARIABLE/FLOATING RATE      -- Value lags value of      -- May offer protection
  BONDS                           fixed-rate                  against interest
                                  securities when             rate increases
  PERCENTAGE VARIES;              interest rates
  USUALLY LESS THAN 10%           change
                              -- See tax risk
----------------------------------------------------------------------------------
  INVERSE FLOATERS/           -- High market              -- Income generally will
  SECONDARY INVERSE                risk--risk that            increase when
  FLOATERS                        inverse floaters            interest rates
                                  will fluctuate in           decrease
  PERCENTAGE VARIES;              value more
  USUALLY LESS THAN 15%           dramatically than
                                  other debt
                                  securities when
                                  interest rates
                                  change
                              -- See credit risk,
                                   illiquidity risk
                                  and tax risk
                              -- Secondary inverse
                                  floaters are subject
                                  to additional risks
                                  of municipal
                                  asset-backed
                                  securities
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HOW THE SERIES INVESTS
------------------------------------------------

INVESTMENT TYPE (CONT'D)

----------------------------------------------------------------------------------
% OF SERIES' TOTAL ASSETS              RISKS                 POTENTIAL REWARDS
----------------------------------------------------------------------------------
  DERIVATIVES                 -- Derivatives such as      -- The Series could make
                                  futures, options on         money and protect
  PERCENTAGE VARIES;              futures and interest        against losses if
  USUALLY LESS THAN 20%           rate swaps that are         the investment
                                  used for hedging            analysis proves
                                  purposes may not            correct
                                  fully offset the        -- One way to manage the
                                  underlying positions        Series' risk/return
                                  and this could              balance is to lock
                                  result in losses to         in the value of an
                                  the Series that             investment ahead of
                                  would not have              time
                                  otherwise occurred      -- Derivatives used for
                              -- Derivatives used for         return enhancement
                                   risk management may        purposes involve a
                                  not have the                type of leverage and
                                  intended effects and        could generate
                                  may result in losses        substantial gains at
                                  or missed                   low cost
                                  opportunities
                              -- The other party to a
                                  derivatives contract
                                  could default
                              -- Derivatives used for
                                  return enhancement
                                  purposes involve a
                                  type of leverage
                                  (borrowing for
                                  investment) and
                                  could magnify losses
                              -- Certain types of
                                  derivatives involve
                                  costs to the Series
                                  that can reduce
                                  returns
----------------------------------------------------------------------------------
  WHEN-ISSUED AND             -- May magnify              -- May magnify
  DELAYED-DELIVERY                 underlying                  underlying
  SECURITIES                      investment losses           investment gains
                              -- Investment costs may
  PERCENTAGE VARIES;              exceed potential
  USUALLY LESS THAN 20%           underlying
                                  investment gains
                              -- See tax risk
----------------------------------------------------------------------------------
  ILLIQUID SECURITIES         -- See illiquidity risk     -- May offer a more
                                                              attractive yield or
  UP TO 15% OF NET ASSETS                                     potential for growth
                                                              than more widely
                                                              traded securities
----------------------------------------------------------------------------------

-------------------------------------------------------------------
16  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW THE SERIES IS MANAGED
-------------------------------------

BOARD OF TRUSTEES
The Fund's Board of Trustees oversees the actions of the Manager, investment adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

    Under a Management Agreement with the Fund, PIFM manages the Series' investment operations and administers its business affairs. PIFM is also responsible for supervising the Fund's investment adviser. For the fiscal year ended August 31, 2000, the Series paid PIFM management fees of .50 of 1% of the Series' average daily net assets.
    PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of September 30, 2000, PIFM served as the manager to all 49 of the Prudential mutual funds, and as manager or administrator to 21 closed-end investment companies, with aggregate assets of approximately $75.1 billion.

INVESTMENT ADVISER
The Prudential Investment Corporation, called Prudential Investments, is the Series' investment adviser and has served as an investment adviser to investment companies since 1984. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and pays Prudential Investments for its services.
    Prudential Investments' Fixed Income Group manages more than $135 billion for Prudential's retail investors, institutional investors, and policyholders. Senior Managing Directors James J. Sullivan and Jack W. Gaston head the Group, which is organized into teams specializing in different market sectors. Top-down, broad investment decisions are made by the Fixed Income Policy Committee, whereas bottom-up security selection is made by the sector teams.
--------------------------------------------------------------------------------

HOW THE SERIES IS MANAGED
------------------------------------------------

    Mr. Sullivan has overall responsibility for overseeing portfolio management and credit research. Prior to joining Prudential Investments in 1998, he was a managing director in Prudential's Capital Management Group, where he oversaw portfolio management and credit research for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 16 years of experience in risk management, arbitrage trading, and corporate bond investing.
    Mr. Gaston has overall responsibility for overseeing quantitative research and risk management. Prior to this appointment in 1999, he was senior managing director of the Capital Management Group where he was responsible for the investment performance and risk management for Prudential's General Account and subsidiary fixed-income portfolios. He has more than 20 years of experience in investment management, including extensive experience applying quantitative techniques to portfolio management.
    The Fixed Income Investment Policy Committee is comprised of key senior investment managers. Members include seven sector team leaders, the chief investment strategist, and the head of risk management. The Committee uses a top-down approach to investment strategy, asset allocation, and general risk management, identifying sectors in which to invest.
    The Municipal Bond Team, headed by Evan Lamp, is primarily responsible for overseeing the day-to-day management of the Series. This Team uses a bottom-up approach, which focuses on individual securities, while staying within the guidelines of the Investment Policy Committee and the Series' investment restrictions and policies. In addition, the Credit Research team of analysts supports the sector teams using bottom-up fundamentals, as well as economic and industry trends. Other sector teams may contribute to securities selection when appropriate.

                             MUNICIPAL BONDS

ASSETS UNDER MANAGEMENT: $5 billion (as of June 30, 2000).
TEAM LEADER: Evan Lamp. GENERAL INVESTMENT EXPERIENCE: 7 years.
PORTFOLIO MANAGERS: 5. AVERAGE GENERAL INVESTMENT EXPERIENCE: 8 years, which includes team members with significant mutual fund experience.
SECTOR: City, state and local government securities.
-------------------------------------------------------------------
18  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW THE SERIES IS MANAGED
------------------------------------------------

INVESTMENT STRATEGY: Focus is on identifying spread, credit quality and liquidity trends to capitalize on changing opportunities in the municipal market. Ultimately, they seek the highest expected return with the least risk.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Series' shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Series' Class A, B, C, and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.
--------------------------------------------------------------------------------

SERIES DISTRIBUTIONS AND TAX ISSUES
-------------------------------------

Investors who buy shares of the Series should be aware of some important tax issues. For example, the Series distributes DIVIDENDS of net investment income monthly and CAPITAL GAINS, if any, at least annually to shareholders. Dividends generally will be exempt from federal and Massachusetts state income taxes. If, however, the Series invests in taxable obligations, it will pay dividends that are not exempt from these income taxes. Also, if you sell shares of the Series for a profit, you may have to pay capital gains taxes on the amount of your profit.
    The following briefly discusses some of the important state and federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
The Series distributes DIVIDENDS out of any net investment income, plus short-term capital gains to shareholders, typically every month. For example, if the Series owns a City XYZ bond and the bond pays interest, the Series will pay out a portion of this interest as a dividend to its shareholders, assuming the Series' income is more than its costs and expenses. These dividends generally will be EXEMPT FROM FEDERAL INCOME TAXES, as long as 50% or more of the value of the Series' assets at the end of each quarter is invested in state, municipal and other obligations, the interest on which is excluded from gross income for federal income tax purposes. Corporate shareholders are not eligible for the 70% dividends-received deduction on dividends paid by the Series.
    As we mentioned before, the Series will concentrate its investments in Massachusetts obligations. In addition to being exempt from federal income taxes, Series' dividends are EXEMPT FROM MASSACHUSETTS PERSONAL INCOME TAXES FOR MASSACHUSETTS RESIDENT INDIVIDUALS AND OTHER RESIDENT NONCORPORATE SHAREHOLDERS to the extent that they are derived from interest payments on Massachusetts obligations or from certain long-term capital gains on certain Massachusetts obligations. Dividends attributable to the interest on taxable bonds held by the Series, market discount on taxable and tax-exempt obligations and short-term capital gains, however, will be subject to federal, state and local income tax at ordinary income tax rates.
    Some shareholders may be subject to federal alternative minimum tax (AMT) liability. Tax-exempt interest from certain bonds is treated as an item of tax preference, and may be attributed to shareholders. A portion of all
-------------------------------------------------------------------
20  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

SERIES DISTRIBUTIONS AND TAX ISSUES
------------------------------------------------

tax-exempt interest is includable as an upward adjustment in determining a corporation's alternative minimum taxable income. These rules could make you liable for the AMT.
    The Series also distributes LONG-TERM CAPITAL GAINS to shareholders-- typically once a year. Long-term capital gains are generated when the Series sells assets that it held for more than 12 months for a profit. For an individual, the maximum long-term capital gains rate is 20% for federal income tax purposes. The maximum capital gains rate for corporate shareholders currently is the same as the maximum tax rate for ordinary income.
    For your convenience, distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Series without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker you will receive a credit to your account. Either way, the distributions may be subject to taxes. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year.
    Series distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter, and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year.

WITHHOLDING TAXES
If federal law requires you to provide the Series with your taxpayer identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we generally withhold and pay to the U.S. Treasury 31% of your taxable distributions and gross sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.
--------------------------------------------------------------------------------

SERIES DISTRIBUTIONS AND TAX ISSUES
------------------------------------------------

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Series just before the record date for a distribution (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well since you bought shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Series decreases by the amount of the dividend to reflect the payout although this may not be apparent because the value of each share of the Series also will be affected by market changes, if any. The distribution you receive makes up for the decrease in share value. However, if the distribution is taxable, the timing of your purchase does mean that part of your investment came back to you as taxable income.

IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Series for a profit, you have REALIZED A CAPITAL GAIN which is subject to tax. For individuals, the maximum capital gains tax rate is 20% for shares held for more than twelve months. If you sell shares of the Series for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.
    If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). Under certain circumstances, if you acquire shares of the Series and sell or exchange your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.
    Exchanging your shares of the Series for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.
RECEIPTS FROM SALE  $        -->        +$  CAPITAL GAIN
                                            (taxes owed)

                                            OR

RECEIPTS FROM SALE  $        -->        -$  CAPITAL LOSS
                                            (offset against gain)

[GRAPH]
-------------------------------------------------------------------
22  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

SERIES DISTRIBUTIONS AND TAX ISSUES
------------------------------------------------

    Any gain or loss you may have from selling or exchanging Series shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Series shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event." This opinion, however, is not binding on the Internal Revenue Service. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years," in the next section.
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
-------------------------------------

HOW TO BUY SHARES
STEP 1: OPEN AN ACCOUNT
If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Series for you, call Prudential Mutual Fund Services LLC (PMFS) at (800) 225-1852 or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 15020
NEW BRUNSWICK, NJ 08906-5020

    You may purchase shares by check or wire. We do not accept cash or money orders. To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Series, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Series) or suspend or modify the Series' sale of its shares.

STEP 2: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Series, although Class Z shares are available to a limited group of investors.
    Multiple share classes let you choose a cost structure that meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why they call it a Contingent Deferred Sales Charge or CDSC), but the operating expenses each year are higher than Class A share expenses. With Class C shares, you pay a 1% front end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.
    When choosing a share class, you should consider the following:

     --    The amount of your investment

     -- The length of time you expect to hold the shares and the impact of varying distribution fees
-------------------------------------------------------------------
24  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

     --    The different sales charges that apply to each share class--
           Class A's front-end sales charge vs. Class B's CDSC vs. Class C's lower front-end sales charge and low CDSC
     --    Whether you qualify for any reduction or waiver of sales charges
     -- The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
     --    Whether you qualify to purchase Class Z shares.
    See "How to Sell Your Shares" for a description of the impact of CDSCs.

SHARE CLASS COMPARISON. Use this chart to help you compare the Series' different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

--------------------------------------------------------------------------------------
                               CLASS A          CLASS B          CLASS C      CLASS Z
--------------------------------------------------------------------------------------
  Minimum purchase         $1,000           $1,000           $2,500           None
    amount(1)
  Minimum amount for       $100             $100             $100             None
    subsequent
   purchases(1)
  Maximum initial          3% of the        None             1% of the        None
    sales charge           public offering                   public offering
                           price                             price
  Contingent Deferred      None             If sold during:  1% on sales      None
    Sales Charge                            Year 1    5%     made within 18
   (CDSC)(2)                                Year 2    4%     months of
                                            Year 3    3%     purchase
                                            Year 4    2%
                                            Year 5    1%
                                            Year 6    1%
                                            Year 7    0%
  Annual distribution      .30 of 1%        .50 of 1%        1% (.75 of 1%    None
    and service (12b-1)    (.25 of 1%                        currently)
    fees (shown as         currently)
    a percentage of
    average net
    assets)(3)

1 THE MINIMUM INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INITIAL AND SUBSEQUENT INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "STEP 4: ADDITIONAL SHAREHOLDER SERVICES-- AUTOMATIC INVESTMENT PLAN."
2 FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "HOW TO SELL YOUR SHARES--CONTINGENT DEFERRED SALES CHARGE (CDSC)."
3 THESE DISTRIBUTION AND SERVICE (12b-1) FEES ARE PAID FROM THE SERIES' ASSETS ON A CONTINUOUS BASIS. OVER TIME, THE FEES WILL INCREASE THE COST OF YOUR INVESTMENT AND MAY COST YOU MORE THAN PAYING OTHER TYPES OF SALES CHARGES. CLASS A AND CLASS B SHARES MAY PAY A SERVICE FEE OF UP TO .25 OF 1%. CLASS C SHARES WILL PAY A SERVICE FEE OF .25 OF 1%. THE DISTRIBUTION FEE FOR CLAS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING UP TO .25 OF 1% AS AS A SERVICE FEE), IS LIMITED TO .50 OF 1% (INCLUDING UP TO .25 OF 1% AS A SERVICE FEE) FOR CLASS B SHARES, AND IS .75 OF 1% FOR CLASS C SHARES. FOR THE FISCAL YEAR ENDING AUGUST 31, 2001, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A AND CLASS C SHARES TO .25 OF 1% AND .75 OF 1% OF THE AVERAGE DAILY NET ASSETS OF CLASS A SHARES AND CLASS C SHARES, RESPECTIVELY.

--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's initial sales charge by increasing the amount of your investment. This table shows how the sales charge decreases as the amount of your investment increases.

----------------------------------------------------------------------------------------
                           SALES CHARGE AS % OF   SALES CHARGE AS % OF       DEALER
   AMOUNT OF PURCHASE         OFFERING PRICE         AMOUNT INVESTED       REALLOWANCE
----------------------------------------------------------------------------------------
  Less than $99,999                        3.00%                  3.09%            3.00%
  $100,000 to $249,999                     2.50%                  2.56%            2.50%
  $250,000 to $499,999                     1.50%                  1.52%            1.50%
  $500,000 to $999,999                     1.00%                  1.01%            1.00%
  $1 million and above(1)                   None                   None             None

1 IF YOU INVEST $1 MILLION OR MORE, YOU CAN BUY ONLY CLASS A SHARES, UNLESS YOU QUALIFY TO BUY CLASS Z SHARES.

    To satisfy the purchase amounts above, you can:

     --    Invest with an eligible group of related investors

     -- Buy Class A shares of two or more Prudential mutual funds at the same time

     -- Use your RIGHTS OF ACCUMULATION, which allow you to combine the current value of Prudential mutual fund shares you already own (excluding money market fund shares other than those acquired through the exchange privilege) with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent at the time of purchase if you qualify for Rights of Accumulation)

     -- Sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will invest a specific dollar amount in the Series and other Prudential mutual funds within 13 months.

    The Distributor may reallow Class A's sales charge to dealers.
-------------------------------------------------------------------
26  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

MUTUAL FUND PROGRAMS. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     -- Mutual fund "wrap" or asset allocation programs, where the sponsor places Series trades and charges its clients a management, consulting or other fee for its services

     -- Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

    Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Series in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Other investors may pay no sales charges, including certain officers, employees or agents of Prudential and its affiliates, the Prudential mutual funds, the subadvisers of the Prudential mutual funds and registered representatives and employees of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information about reducing or eliminating
Class A's initial sales charge, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
INVESTMENT OF REDEMPTION PROCEEDS FROM OTHER INVESTMENT COMPANIES. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. These purchases must be made within 60 days of the
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

redemption. To qualify for this waiver, you must do one of the following:

     --    Purchase your shares through an account at Prudential Securities

     -- Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation

     --    Purchase your shares through another broker.

    This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify your broker, who may require any supporting documents it considers to be appropriate.

QUALIFYING FOR CLASS Z SHARES
MUTUAL FUND PROGRAMS. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Series as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     -- Mutual fund "wrap" or asset allocation programs, where the sponsor places Series trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services

     -- Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

    Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Series in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Class Z shares also can be purchased by any of the following:

     -- Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option
-------------------------------------------------------------------
28  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

     -- Current and former Directors/Trustees of the Prudential mutual funds (including the Fund)

     --    Prudential, with an investment of $10 million or more.

    In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, switching to Class A shares lowers your Series expenses.
    When we do the conversion, you will get fewer Class A shares than the number of Class B shares converted if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Series is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation: it's the total value of the Series (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.
    We determine the NAV of our shares once each business day at 4:15 p.m., New York time, on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on most national holidays and Good Friday. We do not determine the NAV on days when we have not received any orders to purchase, sell, or exchange the Series' shares, or when changes in the value of the Series' portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE SERIES?
For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.

-------------------------------------------------------------------
MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds City ABC bonds in its portfolio and the price of City ABC bonds goes up while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.
-------------------------------------------------------------------
-------------------------------------------------------------------
30  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

STEP 4: ADDITIONAL SHAREHOLDER SERVICES
As a Series shareholder, you can take advantage of the following services and privileges:

AUTOMATIC REINVESTMENT. As we explained in the "Series Distributions and Tax Issues" section, the Series pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Series at NAV, without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 8159
PHILADELPHIA, PA 19101

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Series for as little as $50 by having the money automatically withdrawn from your bank or brokerage account at specified intervals.

THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about your Series. To reduce the
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------
Series' expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES
You can sell your shares of the Series for cash (in the form of a check) at any time, subject to certain restrictions.
    When you sell shares of the Series--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, your broker must receive your order to sell by 4:15 p.m., New York time, to process the sale on that day. Otherwise, contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 8149
PHILADELPHIA, PA 19101

    Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase by wire, certified check or cashier's check. Your broker may charge a separate or additional fee for sales of shares.

RESTRICTIONS ON SALES
There are certain times when you may not be able to sell shares of the Series, or when we may delay paying you the proceeds from a sale. As permitted by the Securities and Exchange Commission, this may happen only during unusual market conditions or emergencies when the Series can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."
-------------------------------------------------------------------
32  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

    If you are selling more than $100,000 of shares, if you want the redemption proceeds payable to or sent to someone or some place that is not in our records or, you are a business or a trust and if you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase, you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell your shares in the following order:

     -- Amounts representing shares you purchased with reinvested dividends and distributions

     -- Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares

     -- Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares).

    Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.
    Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.
    As we noted in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth, and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase. For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------
purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.
    The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:

     -- After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares held in joint tenancy, provided the shares were purchased before the death or disability

     --    On certain sales effected through the Systematic Withdrawal Plan.

    For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Contingent Deferred Sales Charge--Waiver of Contingent Deferred Sales Charge--Class B Shares."

REDEMPTION IN KIND
If the sales of Series shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Series' net assets, we can then give you securities from the Series' portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Series' expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action.
-------------------------------------------------------------------
34  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

90-DAY REPURCHASE PRIVILEGE
After you redeem your shares, you have a 90-day period during which you may reinvest back into your account any of the redemption proceeds in shares of the same Series without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your account with the appropriate number of shares to reflect the amount of the CDSC you paid on that reinvested portion of your redemption proceeds. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

HOW TO EXCHANGE YOUR SHARES
You can exchange your shares of the Series for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Series for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.
    If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 8157
PHILADELPHIA, PA 19101
    There is no sales charge for exchanges. If, however, you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.
--------------------------------------------------------------------------------

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------

    Remember, as we explained in the section entitled "Series Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."
    If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING
Frequent trading of the Series' shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Series' investments. When market timing occurs, the Series may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Series' performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Series will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Series by any person, group or commonly controlled account. The decision may be based upon dollar amount, volume and frequency of trading. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Series shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

TELEPHONE REDEMPTIONS OR EXCHANGES
You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852. In order to redeem or exchange your shares by telephone, you must call the Fund before 4:15 p.m., New York time. You
-------------------------------------------------------------------
36  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
------------------------------------------------
will receive a redemption or exchange amount based on that day's NAV.
    The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are made by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.
    In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail or through your broker.
    The telephone redemption and exchange privileges may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
-------------------------------------

The financial highlights will help you evaluate the financial performance of the Series. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Series, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.
    Review each chart with the financial statements and the report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.
-------------------------------------------------------------------
38  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS A SHARES
The financial highlights for the four fiscal years ended August 31, 2000, were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the fiscal year ended August 31, 1996, were audited by other independent auditors, whose reports were unqualified.

 CLASS A SHARES (FISCAL YEARS ENDED 8-31)

-------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE          2000            1999          1998          1997            1996
-------------------------------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF YEAR        $11.09          $11.90        $11.69        $11.54          $11.63
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                        .53             .53           .55           .58(2)          .59(2)
 Net realized and unrealized gain
  (loss) on investment transactions          (.02)           (.70)          .37           .33            (.02)
 TOTAL FROM INVESTMENT OPERATIONS             .51            (.17)          .92           .91             .57
-------------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                     (.53)           (.53)         (.55)         (.58)           (.59)
 Distributions in excess of net
  investment income                            --              --(3)         (.01)           --            --
 Distributions from net realized
  gains                                         0            (.11)         (.15)         (.18)           (.07)
 TOTAL DISTRIBUTIONS                         (.53)           (.64)         (.71)         (.76)           (.66)
 NET ASSET VALUE, END OF YEAR              $11.07          $11.09        $11.90        $11.69          $11.54
 TOTAL RETURN(1)                            4.82%         (1.44)%         8.10%         8.10%           4.93%
-----------------------------------
-------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA                 2000            1999          1998          1997            1996
-------------------------------------------------------------------------------------------------------------
-----------------------------------
 NET ASSETS, END OF YEAR (000)            $26,657         $27,527       $29,024       $28,890         $28,058
 AVERAGE NET ASSETS (000)                 $26,551         $30,705       $29,031       $29,096         $28,091
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.28%           1.11%         1.04%         1.00%(2)        1.06%(2)
 Expenses, excluding distribution
  and service (12b-1) fees                  1.03%            .91%          .94%          .90%(2)         .96%(2)
 Net investment income                      4.87%           4.62%         4.75%         5.00%(2)        5.06%(2)
 Portfolio turnover                           34%             24%           33%           22%             18%
-----------------------------------

1 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH YEAR REPORTED.
2    NET OF MANAGEMENT FEE WAIVER.
3    LESS THAN $.005 PER SHARE.

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS B SHARES
The financial highlights for the four fiscal years ended August 31, 2000, were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the fiscal year ended August 31, 1996, were audited by other independent auditors, whose reports were unqualified.

 CLASS B SHARES (FISCAL YEARS ENDED 8-31)

---------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE          2000          1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF YEAR        $11.08        $11.89        $11.68        $11.53        $11.62
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                        .50           .50           .51           .53(2)          .54(2)
 Net realized and unrealized gain
  (loss) on investment transactions          (.01)         (.70)          .37           .33          (.02)
 TOTAL FROM INVESTMENT OPERATIONS             .49          (.20)          .88           .86           .52
---------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                     (.50)         (.50)         (.51)         (.53)         (.54)
 Distributions in excess of net
  investment income                            --            --(3)         (.01)           --           --
 Distributions from net realized
  gains                                         0          (.11)         (.15)         (.18)         (.07)
 TOTAL DISTRIBUTIONS                         (.50)         (.61)         (.67)         (.71)         (.61)
 NET ASSET VALUE, END OF YEAR              $11.07        $11.08        $11.89        $11.68        $11.53
 TOTAL RETURN(1)                            4.65%       (1.76)%         7.67%         7.67%         4.51%
-----------------------------------
---------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA                 2000          1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------
-----------------------------------
 NET ASSETS, END OF YEAR (000)             $8,734       $12,931       $16,256       $18,247       $22,758
 AVERAGE NET ASSETS (000)                 $10,214       $14,837       $17,253       $20,301       $25,751
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.52%         1.41%         1.44%         1.40%(2)        1.46%(2)
 Expenses, excluding distribution
  and service (12b-1) fees                  1.03%          .91%          .94%          .90%(2)         .96%(2)
 Net investment income                      4.62%         4.32%         4.35%         4.60%(2)        4.66%(2)
 Portfolio turnover                           34%           24%           33%           22%           18%
-----------------------------------

1 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH YEAR REPORTED.
2    NET OF MANAGEMENT FEE WAIVER.
3    LESS THAN $.005 PER SHARE.

-------------------------------------------------------------------
40  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS C SHARES
The financial highlights for the four fiscal years ended August 31, 2000, were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the fiscal year ended August 31, 1996, were audited by other independent auditors, whose reports were unqualified.

 CLASS C SHARES (FISCAL YEARS ENDED 8-31)

---------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE          2000          1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF YEAR        $11.08        $11.89        $11.68        $11.53        $11.62
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                        .48           .47           .48           .50(2)          .51(2)
 Net realized and unrealized gain
  (loss) on investment transactions          (.01)         (.70)          .37           .33          (.02)
 TOTAL FROM INVESTMENT OPERATIONS             .47          (.23)          .85           .83           .49
---------------------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                     (.48)         (.47)         (.48)         (.50)         (.51)
 Distributions in excess of net
  investment income                            --            --(3)         (.01)           --           --
 Distributions from net realized
  gains                                         0          (.11)         (.15)         (.18)         (.07)
 TOTAL DISTRIBUTIONS                         (.48)         (.58)         (.64)         (.68)         (.58)
 NET ASSET VALUE, END OF YEAR              $11.07        $11.08        $11.89        $11.68        $11.53
 TOTAL RETURN(1)                            4.40%       (2.00)%         7.41%         7.41%         4.26%
-----------------------------------
---------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA                 2000          1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------
-----------------------------------
 NET ASSETS, END OF YEAR (000)               $305          $187          $116           $78           $45
 AVERAGE NET ASSETS (000)                    $220          $196          $101           $48           $41
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.76%         1.66%         1.69%         1.65%(2)        1.72%(2)
 Expenses, excluding distribution
  and service (12b-1) fees                  1.03%          .91%          .94%          .90%(2)         .97%(2)
 Net investment income                      4.38%         4.08%         4.08%         4.36%(2)        4.39%(2)
 Portfolio turnover                           34%           24%           33%           22%           18%
-----------------------------------

1 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH YEAR REPORTED.
2    NET OF MANAGEMENT FEE WAIVER.
3    LESS THAN $.005 PER SHARE.

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
------------------------------------------------

CLASS Z SHARES
The financial highlights for the three fiscal years ended August 31, 2000, and for the period from December 6, 1996 through August 31, 1997, were audited by PricewaterhouseCoopers LLP, independent accountants, whose reports were unqualified.

 CLASS Z SHARES (FISCAL YEARS ENDED 8-31)

--------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE          2000          1999          1998         1997(1)
--------------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF
  PERIOD                                   $11.08        $11.89        $11.68  $      11.80
 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income                        .56           .56           .58           .47(4)
 Net realized and unrealized gain
  (loss) on investment transactions          (.02)         (.70)          .37           .06
 TOTAL FROM INVESTMENT OPERATIONS             .54          (.14)          .95           .53
--------------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Dividends from net investment
  income                                     (.56)         (.56)         (.58)         (.47)
 Distributions in excess of net
  investment income                            --            --(6)         (.01)        --(6)
 Distributions from net investment
  income                                       --          (.11)         (.15)         (.18)
 TOTAL DISTRIBUTIONS                         (.56)         (.67)         (.74)         (.65)
 NET ASSET VALUE, END OF PERIOD            $11.06        $11.08        $11.89  $      11.68
 TOTAL RETURN(2)                            5.08%       (1.26)%         8.31%         4.54%
-----------------------------------
--------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA                 2000          1999          1998          1997
--------------------------------------------------------------------------------------------
-----------------------------------
 NET ASSETS, END OF PERIOD (000)              $74           $71            $9  $        204(5)
 AVERAGE NET ASSETS (000)                     $78           $53            $7  $        200(5)
 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.03%          .91%          .94%          .90%(3),(4)
 Expenses, excluding distribution
  and service (12b-1) fees                  1.03%          .91%          .94%          .90%(3),(4)
 Net investment income                      5.13%         4.86%         4.91%         5.55%(3),(4)
 Portfolio turnover                           34%           24%           33%           22%
-----------------------------------

1 INFORMATION SHOWN IS FOR THE PERIOD FROM 12-6-96 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH 8-31-97.
2 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURNS FOR PERIODS OF LESS THAN A FULL YEAR ARE NOT ANNUALIZED.
3    ANNUALIZED.
4    NET OF MANAGEMENT FEE WAIVER.
5    AMOUNTS ARE ACTUAL AND ARE NOT ROUNDED TO THE NEAREST THOUSAND.
6    LESS THAN $.005 PER SHARE.

-------------------------------------------------------------------
42  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

                 [This page has been left blank intentionally.]
--------------------------------------------------------------------------------

THE PRUDENTIAL MUTUAL FUND FAMILY
-------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or dealer or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS
PRUDENTIAL EQUITY FUND, INC.
PRUDENTIAL INDEX SERIES FUND
  PRUDENTIAL SMALL-CAP INDEX FUND
  PRUDENTIAL STOCK INDEX FUND
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
  PRUDENTIAL JENNISON EQUITY OPPORTUNITY FUND
  PRUDENTIAL JENNISON GROWTH FUND
PRUDENTIAL MID-CAP VALUE FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND
PRUDENTIAL SECTOR FUNDS, INC.
  PRUDENTIAL FINANCIAL SERVICES FUND
  PRUDENTIAL HEALTH SCIENCES FUND
  PRUDENTIAL TECHNOLOGY FUND
  PRUDENTIAL UTILITY FUND
PRUDENTIAL SMALL COMPANY FUND, INC.
PRUDENTIAL TAX-MANAGED FUNDS
  PRUDENTIAL TAX-MANAGED EQUITY FUND
PRUDENTIAL TAX-MANAGED SMALL-CAP FUND, INC.
PRUDENTIAL U.S. EMERGING GROWTH FUND, INC.
PRUDENTIAL EQUITY VALUE FUND
PRUDENTIAL 20/20 FOCUS FUND
NICHOLAS-APPLEGATE FUND, INC.
  NICHOLAS-APPLEGATE GROWTH EQUITY FUND
TARGET FUNDS
  LARGE CAPITALIZATION GROWTH FUND
  LARGE CAPITALIZATION VALUE FUND
  SMALL CAPITALIZATION GROWTH FUND
  SMALL CAPITALIZATION VALUE FUND
ASSET ALLOCATION/BALANCED FUNDS
PRUDENTIAL BALANCED FUND
PRUDENTIAL DIVERSIFIED FUNDS
  CONSERVATIVE GROWTH FUND
  MODERATE GROWTH FUND
  HIGH GROWTH FUND
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
  PRUDENTIAL ACTIVE BALANCED FUND
GLOBAL FUNDS
GLOBAL STOCK FUNDS
PRUDENTIAL DEVELOPING MARKETS FUND
  PRUDENTIAL DEVELOPING MARKETS EQUITY FUND
  PRUDENTIAL LATIN AMERICA EQUITY FUND
PRUDENTIAL EUROPE GROWTH FUND, INC.
PRUDENTIAL GLOBAL GENESIS FUND, INC.
PRUDENTIAL INDEX SERIES FUND
  PRUDENTIAL EUROPE INDEX FUND
  PRUDENTIAL PACIFIC INDEX FUND
PRUDENTIAL NATURAL RESOURCES FUND, INC.
PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL WORLD FUND, INC.
  PRUDENTIAL GLOBAL GROWTH FUND
  PRUDENTIAL INTERNATIONAL VALUE FUND
  PRUDENTIAL JENNISON INTERNATIONAL GROWTH FUND
GLOBAL UTILITY FUND, INC.
TARGET FUNDS
  INTERNATIONAL EQUITY FUND

-------------------------------------------------------------------
44  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

-------------------------------------------------------------------

GLOBAL BOND FUNDS
PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.
PRUDENTIAL INTERNATIONAL BOND FUND, INC.
BOND FUNDS
TAXABLE BOND FUNDS
PRUDENTIAL GOVERNMENT INCOME FUND, INC.
PRUDENTIAL GOVERNMENT SECURITIES TRUST
  SHORT-INTERMEDIATE TERM SERIES
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL HIGH YIELD TOTAL RETURN FUND, INC.
PRUDENTIAL INDEX SERIES FUND
  PRUDENTIAL BOND MARKET INDEX FUND
PRUDENTIAL SHORT-TERM CORPORATE BOND FUND, INC.
  INCOME PORTFOLIO
PRUDENTIAL TOTAL RETURN BOND FUND, INC.
TARGET FUNDS
  TOTAL RETURN BOND FUND
TAX-EXEMPT BOND FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  CALIFORNIA SERIES
  CALIFORNIA INCOME SERIES
PRUDENTIAL MUNICIPAL BOND FUND
  HIGH INCOME SERIES
  INSURED SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
  FLORIDA SERIES
  MASSACHUSETTS SERIES
  NEW JERSEY SERIES
  NEW YORK SERIES
  NORTH CAROLINA SERIES
  OHIO SERIES
  PENNSYLVANIA SERIES
PRUDENTIAL NATIONAL MUNICIPALS FUND, INC.
MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
CASH ACCUMULATION TRUST
  LIQUID ASSETS FUND
  NATIONAL MONEY MARKET FUND
PRUDENTIAL GOVERNMENT SECURITIES TRUST
  MONEY MARKET SERIES
  U.S. TREASURY MONEY MARKET SERIES
PRUDENTIAL SPECIAL MONEY MARKET FUND, INC.
  MONEY MARKET SERIES
PRUDENTIAL MONEYMART ASSETS, INC.
TAX-FREE MONEY MARKET FUNDS
PRUDENTIAL TAX-FREE MONEY FUND, INC.
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
  CALIFORNIA MONEY MARKET SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
  CONNECTICUT MONEY MARKET SERIES
  MASSACHUSETTS MONEY MARKET SERIES
  NEW JERSEY MONEY MARKET SERIES
  NEW YORK MONEY MARKET SERIES
COMMAND FUNDS
COMMAND MONEY FUND
COMMAND GOVERNMENT FUND
COMMAND TAX-FREE FUND
INSTITUTIONAL MONEY MARKET FUNDS
PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC.
  INSTITUTIONAL MONEY MARKET SERIES

--------------------------------------------------------------------------------

                 [This page has been left blank intentionally.]
-------------------------------------------------------------------
46  MASSACHUSETTS SERIES                                   [ICON] (800) 225-1852

APPENDIX A
-------------------------------------

                         DESCRIPTION OF SECURITY RATINGS

MOODY'S INVESTORS SERVICE

BOND RATINGS
    Aaa: Bonds that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.
    Aa: Bonds that are rated Aa are judged to be of high quality by all standards. Together with the Aaa group, they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than the Aaa securities.
    A: Bonds that are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present that suggest a susceptibility to impairment sometime in the future.
    Baa: Bonds that are rated Baa are considered as medium grade obligations I.E., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.
    Ba: Bonds that are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.
    B: Bonds that are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.
--------------------------------------------------------------------------------

APPENDIX A
------------------------------------------------

    Bonds rated within the Aa, A, Baa, Ba and B categories that Moody's believes possess the strongest credit attributes within those categories are designated by the symbols Aa1, A1, Baa1, Ba1 and B1.
    Caa: Bonds that are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.
    Ca: Bonds that are rated Ca represent obligations that are speculative in a high degree. Such issues are often in default or have other marked shortcomings.
    C: Bonds that are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

SHORT-TERM DEBT RATINGS
Moody's short-term debt ratings are opinions of the ability of issuers to honor senior financial obligations and contracts. These obligations have an original maturity not exceeding one year, unless explicitly noted.
    P-1: Issuers rated "Prime-1" or "P-1" (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations.
    P-2: Issuers rated "Prime-2" or "P-2" (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations.
    P-3: Issuers rated "Prime-3" or "P-3" (or supporting institutions) have an acceptable ability for repayment of senior short-term debt obligations.

SHORT-TERM RATINGS
Moody's ratings for tax-exempt notes and other short-term loans are designated Moody's Investment Grade (MIG). This distinction is in recognition of the differences between short-term and long-term credit risk.
    MIG 1: Loans bearing the designation MIG 1 are of the best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad-based access to the market for refinancing.
    MIG 2: Loans bearing the designation MIG 2 are of high quality. Margins of protection are ample although not so large as in the preceding group.
    MIG 3: Loans bearing the designation MIG 3 are of favorable quality. All security elements are accounted for but there is lacking the undeniable strength of the preceding grades.
-------------------------------------------------------------------
A-2  MASSACHUSETTS SERIES                                  [ICON] (800) 225-1852

APPENDIX A
------------------------------------------------

    MIG 4: Loans bearing the designation MIG 4 are of adequate quality. Protection commonly regarded as required of an investment security is present and although not distinctly or predominantly speculative, there is specific risk.

STANDARD & POOR'S RATINGS GROUP
DEBT RATINGS
    AAA: Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.
    AA: Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest rated obligations only in small degree.
    A: Debt rated A has a strong capacity to pay interest and repay principal, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher-rated categories.
    BBB: Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher-rated categories.
    Debt rated BB, B, CCC, and C is regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal. BB indicates the least degree of speculation and C the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.
    BB: Debt rated BB has less near-term vulnerability to default than other speculative grade debt. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions that could lead to inadequate capacity to meet timely interest and principal payment. The BB rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BBB- rating.
    B: Debt rated B has a greater vulnerability to default but presently has the capacity to meet interest payments and principal repayments. Adverse business, financial or economic conditions would likely impair capacity or willingness to pay interest or repay principal. The B rating
--------------------------------------------------------------------------------

APPENDIX A
------------------------------------------------

category is also used for debt subordinated to senior debt that is assigned an actual or implied BB or BB- rating.
    CCC: Debt rated CCC has a current identifiable vulnerability to default, and is dependent upon favorable business, financial and economic conditions to meet timely payments of interest and repayments of principal. In the event of adverse business, financial or economic conditions, it is not likely to have the capacity to pay interest and repay principal. The CCC rating category is also used for debt subordinated to senior debt that is assigned an actual or implied B or B- rating.
    CC: The rating CC is typically applied to debt subordinated to senior debt that is assigned an actual or implied CCC rating.
    C: The rating C is typically applied to debt subordinated to senior debt that is assigned an actual or implied CCC- debt rating. The C rating may be used to cover a situation where a bankruptcy petition has been filed but debt service payments are continued.
    CI: The rating CI reserved for income bonds on which no interest is being paid.
    D: Debt rated D is in payment default. This rating is used when interest payments or principal payments are not made on the date due, even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period.

COMMERCIAL PAPER RATINGS
S&P's commercial paper ratings are current assessments of the likelihood of timely payment of debt considered short-term in the relevant market.
    A-1: The A-1 designation indicates that the degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are denoted with a plus sign (+) designation.
    A-2: Capacity for timely payment on issues with the designation A-2 is satisfactory. However, the relative degree of safety is not as high as for issues designated A-1.
    A-3: Issues with the A-3 designation have adequate capacity for timely payment. They are, however, more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations.
-------------------------------------------------------------------
A-4  MASSACHUSETTS SERIES                                  [ICON] (800) 225-1852

APPENDIX A
------------------------------------------------

MUNICIPAL NOTES
A municipal note rating reflects the liquidity factors and market access risks unique to notes. Notes maturing in three years or less will likely receive a note rating. Notes maturing beyond three years will most likely receive a long-term debt rating. Municipal notes are SP-1, SP-2 or SP-3. The designation SP-1 indicates a very strong capacity to pay principal and interest. Those issues determined to possess extremely strong characteristics are given a plus (+) designation. An SP-2 designation indicates a satisfactory capacity to pay principal and interest. An SP-3 designation indicates speculative capacity to pay principal and interest.
--------------------------------------------------------------------------------

                                     Notes
-------------------------------------------------------------------
A-6  MASSACHUSETTS SERIES                                  [ICON] (800) 225-1852

                                     Notes
--------------------------------------------------------------------------------

FOR MORE INFORMATION

Please read this prospectus before you invest in the Series and keep it for future reference. For information or shareholder questions contact PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 8098
PHILADELPHIA, PA 19101
(800) 225-1852
(732) 482-7555 (Calling from outside the U.S.)

Outside Brokers should contact
PRUDENTIAL INVESTMENT MANAGEMENT
SERVICES LLC
P.O. BOX 8310
PHILADELPHIA, PA 19101
(800) 778-8769
Visit Prudential's website at
http://www.prudential.com
Additional information about the Series can be obtained without charge and can be found in the following documents
STATEMENT OF ADDITIONAL INFORMATION (SAI)
 (incorporated by reference into this prospectus)
ANNUAL REPORT
(contains a discussion of the market conditions and investment strategies that significantly affected the Series' performance)
SEMI-ANNUAL REPORT

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows
BY MAIL
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102
BY ELECTRONIC REQUEST
publicinfo@sec.gov
 (The SEC charges a fee to copy
 documents.)
IN PERSON
Public Reference Room in Washington, DC
 (For hours of operation, call
 1-202-942-8090)
VIA THE INTERNET
on the EDGAR Database at
http://www.sec.gov

CUSIP Numbers              NASDAQ Symbols

Class A Shares 74435M-65-5      PUMAX

Class B Shares 74435M-66-3      PMUNX

Class C Shares 74435M-56-4      PMACX

Class Z Shares 74435M-41-6      PMAZX

Investment Company Act File No. 811-4023

 MF119A
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